UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
(Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Private Placement of Common Stock and Warrants

On February 2, 2010, New Generation Biofuels Holdings completed a private placement of common stock and warrants, raising approximately $1,304,692 in gross proceeds and approximately $1,200,316 in net proceeds, after deducting finders’ fees.

We issued 1,890,857 shares of common stock and warrants to purchase 1,890,857 shares of common stock to a group of investors.  We sold the shares and warrants in units at a price of $0.69 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.90 per share.  The warrants have a five year term from the date of issuance, will not be exercisable prior to six months after issuance and will include provisions providing for adjustments to the number of shares exercisable thereunder upon stock dividends, stock splits and similar events. We also do not intend that the warrants will trade on any exchange or be listed for quotation on any market.

Each investor who subscribed for units will have an option to purchase additional units consisting of shares of common stock and warrants during an exercise period ending 30 days after a registration statement registering shares issued in the offering is declared effective by the Securities and Exchange Commission.  The option warrants will have the same exercise price, terms and conditions as the other warrants issued in the offering. Subject to NASDAQ listing approval and determination that shareholder approval is not required for the issuance of option units, the option will permit purchases of up to the number of units initially purchased in the offering.

The offering also included certain antidilution provisions for the benefit of investors. If at any time prior to six (6) months after the registration statement is declared effective we issue additional equity securities in a “financing transaction” (as defined in the transaction documents) with a purchase price less than the unit price or issue convertible securities with a purchase price less than the unit price, we will be obligated to issue additional shares of common stock to investors in this offering so that the aggregate number of shares received by the investor is equal to the number of shares of common stock that the investor would have received if the same dollar amount had been invested at the purchase price of the additional equity securities.  There are no anti-dilution provisions in the warrants.  The total number of shares issued to all investors in the offering and pursuant to anti-dilution provisions will not exceed the maximum number of shares that may be issued without our obtaining shareholder approval under listing rules of the NASDAQ Capital Market.

In connection with the offering, we agreed to register the resale of the shares issued in the offering or upon exercise of the option, but excluding shares underlying warrants.  We are required to file the registration statement within 10 days of closing. We are obligated to maintain the effectiveness of the registration statement indefinitely, until the shares have been disposed of in accordance with the registration statement, the shares have been distributed to the public or could be sold by the investor pursuant to Rule 144 under the Securities Act, or the shares have ceased to be outstanding. We intend to use proceeds from the offering for general corporate purposes, including working capital and capital expenditures such as accrued and future lease payments and the expansion of its Baltimore, Maryland biofuel production facility. Based on current estimates, we anticipate that our existing financial resources, including the net proceeds from this offering, will be adequate to continue to conduct our business through at least March 2010, including a payment under our technology license agreement. We will need to raise additional capital to continue our business.

The offering was exempt from registration under the Securities Act in accordance with Section 4(2) under the Securities Act and Rule 506 as an offering made solely to “accredited investors” as defined under the Securities Act.  The sales were made pursuant to subscription agreements between us and each investor in the offering.

We have agreed to pay commissions to certain finders in connection with the offering based on the proceeds received from the subscribers introduced by each finder.  We will pay a cash commission of 8% of the proceeds received at closing or upon exercise of the option and issue warrants equal to 10% of the total number of shares issued at the closing of the offering or upon exercise of  the option, excluding the warrant shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Subscription Agreement
10.2	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 3, 2010	/s/ Cary J. Claiborne
Name: Cary J. Claiborne
Title: President, Chief Executive Officer and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Subscription Agreement
10.2	Form of Registration Rights Agreement